CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Sandy Spring Bancorp, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the following Registration Statements of Sandy Spring Bancorp, Inc.:

–	Registration statement (Form S-8, File No. 33-48453, effective December 16, 1996) pertaining to Sandy Spring Bancorp, Inc. Cash and Deferred Profit Sharing Plan and Trust
–	Registration statement (Form S-8; File No. 333-81249, effective June 22, 1999) pertaining to Sandy Spring Bancorp, Inc. 1999 Option Plan
–	Registration statement (Form S-8; File No.333-63126, effective June 15, 2001) pertaining to Sandy Spring Bancorp, Inc. 2001 Employee Stock Purchase Plan
–	Registration statement (Form S-8; File No. 333-126701, effective July 19, 2005) pertaining to Sandy Spring Bancorp Inc. 2005 Omnibus Stock Plan
–	Registration statement (Form S-8; File no. 333-166808, effective May 13, 2010) pertaining to Sandy Spring Bancorp Inc. Director Stock Purchase Plan, as amended and restated
–
Registration statement (Form S-3; File no.333-157134, effective February 19, 2009) pertaining to Sandy Spring Bancorp Inc. Shelf registration of Debt Securities, Common Stock, Preferred Stock, Warrants, Depositary Shares and Units

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
March 16, 2011